EXHIBIT 2.1

AMENDMENT TO MASTER TRANSACTIONS AGREEMENT

THIS AMENDMENT TO MASTER TRANSACTIONS AGREEMENT (this “Amendment”) is entered into as of May 31, 2006 by and among NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation (the “Merger Purchaser”), HEARTHSTONE OPERATIONS, LLC, a Delaware limited liability company (“NewCo”), and HEARTHSTONE ASSISTED LIVING, INC., a Texas corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Master Transactions Agreement (as defined below and as amended hereby).

RECITALS:

WHEREAS, the Merger Purchaser, NewCo and the Company have previously entered into that certain Master Transactions Agreement dated as of March 22, 2006 (the “Master Transactions Agreement”) in connection with that certain Agreement and Plan of Merger, dated as of March 22, 2006 (the “Merger Agreement”), by and among the Merger Purchaser, HAL Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Merger Purchaser (“Merger Sub”), and the Company pursuant to which the Merger Purchaser will acquire all of the outstanding capital stock of the Company through a statutory merger (the “Merger”) of Merger Sub with and into the Company; and

WHEREAS, as a result of the Merger, the Company will become a wholly-owned subsidiary of the Merger Purchaser, and the Merger Purchaser will indirectly acquire all of the real property currently owned by the Company and the Company’s Subsidiaries; and

WHEREAS, the Parties have now agreed that prior to the consummation of the transactions contemplated by the Merger Agreement, the Merger Purchaser or one or more of its Subsidiaries will acquire certain real property currently held by Subsidiaries of the Company for cash on and subject to the terms and conditions set forth in Purchase and Sale Agreements to be entered into by the Merger Purchaser or one or more of its Subsidiaries and the applicable Subsidiaries of the Company (all such purchase transactions collectively, the “Real Estate Sale Transactions”); and

WHEREAS, simultaneously with the execution of this Amendment, NewCo and the Company are amending the Contribution Agreement to provide that the aggregate purchase price to be paid by the Merger Purchaser and its Subsidiaries in connection with the Real Estate Sale Transactions will be a part of the “Excluded Assets” as defined in the Contribution Agreement; and

WHEREAS, the Parties desire to amend the Master Transactions Agreement to reflect the addition of the Real Estate Sale Transactions to the “Transactions” and to make related conforming changes;

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. The Master Transactions Agreement is hereby amended by adding the following new Recital B:

“B. As part of the Restructuring Transactions, the Brownstown Real Property, the Lorain Real Property and the Oklahoma Real Property will be sold to the Merger Purchaser or one or more of its Subsidiaries by the Subsidiaries of the Company that currently own such Real Property for an aggregate purchase price of $46,852,000 in cash (the ‘Aggregate Real Estate Sale Price’) pursuant to, and on and subject to the terms and conditions of, the Real Estate Purchase and Sale Agreements (all such sale transactions collectively, the ‘Real Estate Sale Transactions’).”

2. The Master Transactions Agreement is hereby further amended by re-designating Recitals B, C, D, E and F as Recitals C, D, E, F and G, respectively, and changing all references in the Master Transactions Agreement to Recitals B, C, D, E and F, wherever located, to references to Recitals C, D, E, F and G, respectively.

3. The Master Transactions Agreement is hereby further amended by revising clause (i) of Recital B (Recital C after giving effect to the re-designation provided for in paragraph 2 above) to read as follows:

“(i) the Company will contribute the Contributed Assets (as defined in the Contribution Agreement), which include all assets (other than the Equity Interests in the Real Estate Entity and the Aggregate Real Estate Sale Price) owned by the Company, including all working capital items (other than the Aggregate Real Estate Sale Price), all Equity Interests in the Company Subsidiaries listed on Schedule A attached to the Contribution Agreement (collectively the ‘Operating Entities’), and the ‘Hearthstone’ name and mark;”.

4. The Master Transactions Agreement is hereby further amended by revising the last sentence of Recital C (Recital D after giving effect to the re-designation provided for in paragraph 2 above) to read as follows:

“Thereafter the Company will distribute the right to receive the Positive Working Capital Amount, if any, to the Shareholders as more fully described in Section 2.1(b).”

5. The Master Transactions Agreement is hereby further amended by revising Recital D (Recital E after giving effect to the re-designation provided for in paragraph 2 above) to read as follows:

“E. Concurrently with the Closing but following the consummation of the Real Estate Sale Transactions and the Operations Transaction, a wholly-owned subsidiary of the Merger Purchaser (‘Merger Sub’) will merge with and into the Company with the Company becoming the Surviving Corporation (the ‘Merger Transaction’) pursuant to that certain Agreement and Plan of Merger of even date herewith by and among the Company, the Merger Purchaser and Merger Sub (the ‘Merger Agreement’).”

6. The Master Transactions Agreement is hereby further amended by deleting the defined term “E&P Distribution” and its definition in their entirety from Section 1.1.

7. The Master Transactions Agreement is hereby further amended by adding the following new defined terms and definitions to Section 1.1:

“‘Aggregate Real Estate Sale Price’ has the meaning set forth in Recital B.”

“‘Brownstown Real Property’ has the meaning given such term in Exhibit A.”

“‘Brownstown Purchase and Sale Agreement’ means that certain Purchase and Sale Agreement to be entered into prior to the Closing by and between East Brownstown Assisted Living, Ltd. and NHP Brownstown, LLC.”

“‘Lorain Real Property’ has the meaning given such term in Exhibit A.”

“‘Lorain Purchase and Sale Agreement’ means that certain Purchase and Sale Agreement to be entered into prior to the Closing by and between Lorain Assisted Living, Ltd. and the Merger Purchaser.”

“‘Oklahoma Real Property’ has the meaning given such term in Exhibit A.”

“‘Oklahoma Purchase and Sale Agreement’ means that certain Purchase and Sale Agreement to be entered into prior to the Closing by and between Oklahoma Assisted Living, Ltd. and the Merger Purchaser.”

“‘Real Estate Purchase and Sale Agreements’ means the Brownstown Purchase and Sale Agreement, the Lorain Purchase and Sale Agreement and the Oklahoma Purchase and Sale Agreement.”

“‘Real Estate Sale Transactions’ has the meaning set forth in Recital B.”

8. The Master Transactions Agreement is hereby further amended by revising the definition of “Transaction Agreements” in Section 1.1 to read as follows:

“‘Transaction Agreements’ means this Agreement, the Contribution Agreement, the Merger Agreement, the Real Estate Purchase and Sale Agreements, the Purchase Agreement and all other agreements related hereto or thereto (not including, for the avoidance of doubt, the Facilities Master Lease as defined in the Contribution Agreement (the ‘Master Lease’)).”

9. The Master Transactions Agreement is hereby further amended by revising the definition of “Transactions” in Section 1.1 to read as follows:

“‘Transactions’ means the Real Estate Sale Transactions, the Operations Transaction, the Merger Transaction, and all of the other transactions (other than pursuant to the Master Lease) occurring pursuant to, contemplated by, or in connection with the Transaction Agreements, provided that the term ‘Transaction’ shall not include, with respect to any Purchaser Party (as defined in the Merger Agreement) any transaction with respect to which such Purchaser Party is not a party to or bound by the agreement giving rise to such transaction.”

10. The Master Transactions Agreement is hereby further amended by revising Section 2.1(b) to read as follows:

“(b) Immediately prior to the Effective Time of the Merger Transaction, the Company will distribute to the Shareholders the Operations Purchase Price. The Company will make a distribution to the Shareholders of the right to receive the Positive Working Capital Amount, if any. NewCo will assume the obligation to make the payment of the Positive Working Capital Amount, if any. The Parties will abide by the terms of the Contribution Agreement with respect to the determination of Working Capital. The entire Aggregate Real Estate Sale Price shall be held by the Company at, and as of, the Effective Time.”

11. The Master Transactions Agreement is hereby further amended by revising Section 10.2 to read as follows:

“10.2 Effect of Termination. If either the Merger Purchaser or the Company terminate this Agreement pursuant to Section 10.1 above, then such termination shall also automatically terminate the Contribution Agreement, the Merger Agreement and each of the Real Estate Purchase and Sale Agreements, as well, and this Agreement, the Contribution Agreement, the Merger Agreement and the Real Estate Purchase and Sale Agreements shall each forthwith become void, and there shall be no further liability or obligation hereunder or thereunder on the part of any Party hereto or thereto or their respective Affiliates, officers, directors or stockholders; provided, however, that (i) Section 2.9 of the Merger Agreement, Section 9.3, this Section 10.2, Article 12 and the confidentiality and other provisions contained in the Confidentiality Agreements shall each survive termination, (ii) the Performance Deposit made pursuant to the Merger Agreement shall be released as provided in the Merger Agreement and (iii) no such termination shall release any Party from liability for a breach of any term or provision of this Agreement, the Contribution Agreement, the Merger Agreement or any of the Real Estate Purchase and Sale Agreements; and provided further, that if the Merger Purchaser terminates this Agreement (and consequently, the Contribution Agreement, the Merger Agreement and the Real Estate Purchase and Sale Agreements) pursuant to Section 10.1(d) as a result of the failure of the Company to satisfy the conditions stated in Section 6.1(a)(i) of the Merger Agreement, after giving effect to the provisions of Section 6.1(b) of the Merger Agreement, the Company shall pay to the Merger Purchaser all of their respective reasonable third party out-of-pocket costs and expenses incurred and paid by them in connection with this Agreement and the other Transaction Agreements, up to an aggregate of $750,000.”

12. Each of the Parties hereby expressly acknowledges and agrees that (i) for purposes of determining whether the conditions to the Merger Purchaser’s obligations under the Merger Agreement set forth in Section 6.1(a) of the Merger Agreement have been satisfied (including, without limitation, the bring-down of the representations and warranties of the Company provided for in Section 6.1(a)(i) of the Merger Agreement), such determination shall be made as if the Real Estate Sale Transactions had not yet occurred, and (ii) neither the execution and delivery of the Real Estate Purchase and Sale Agreements, nor the consummation of the Real Estate Sale Transactions in accordance with the terms of the Real Estate Purchase and Sale Agreements, nor any of the consequences thereof (including, without limitation, any Tax consequences) shall constitute a breach of any of the representations, warranties, covenants or agreements of the Company, NewCo or the Merger Purchaser under any of the Transaction Agreements or otherwise serve as a basis upon which any claims for indemnification may be made by any Purchaser Indemnitee or Shareholder Indemnitee under the Master Transactions Agreement or any other Transaction Agreement.

13. Except as expressly modified by this Amendment, the Master Transactions Agreement shall remain in full force and effect in accordance with the terms and provisions thereof, and the execution, delivery and effectiveness of this Amendment shall not operate as a release or waiver of any other right, power or remedy of the Parties to the Master Transactions Agreement, nor constitute a release or waiver of any other provision of the Master Transactions Agreement.

14. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Amendment, and all of which, when taken together, shall be deemed to constitute one and the same agreement. The Parties may sign and deliver this Amendment by facsimile transmission or by electronic mail in “portable document format.” Each Party agrees that the delivery of this Amendment by facsimile or by electronic mail in “portable document format” shall have the same force and effect as delivery of original signatures, and that each Party may use such facsimile or electronic mail signatures as evidence of the execution and delivery of this Amendment by all Parties to the same extent that an original signature could be used.

15. This Amendment shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any choice or conflict of laws, rules, provisions or principles (whether of the State of New York or any other jurisdiction) the application of which would result in the application of the Laws of any jurisdiction other than the State of New York.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

THE “MERGER PURCHASER” NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation

By:	/s/ David E. Snyder
Name:	David E. Snyder
Title:	Vice President and Controller

“NEWCO” HEARTHSTONE OPERATIONS, LLC, a Delaware limited liability company

By:	/s/ Richard M. Rosenberg
Name:	Richard M. Rosenberg
Title:	Vice President

THE “COMPANY” HEARTHSTONE ASSISTED LIVING, INC., a Texas corporation

By:	/s/ Timothy P. Hekker
Name:	Timothy P. Hekker
Title:	President